Exhibit 99.1

SACHEM CAPITAL REPORTS FULL YEAR 2024 RESULTS

- Company to Host Webcast and Conference Call -

BRANFORD, Conn., March 27, 2025 (GLOBE NEWSWIRE) -- Sachem Capital Corp. (NYSE American: SACH), a real estate lender specializing in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property, today announced its financial results for the year ended December 31, 2024.

John Villano, CPA, Sachem Capital’s Chief Executive Officer commented, “We remain focused on effectively managing our loan portfolio and protecting our capital as we continue our efforts to navigate challenging financial and real estate markets. These efforts include managing our debt load and the associated carrying costs and selling non-performing loans, which should reduce the allowances for credit losses that have been a drag on earnings. We continue to evaluate attractive opportunities to invest capital while maintaining a disciplined capital allocation approach. With our experienced team, we remain confident that growth will return as we leverage strong industry relationships and work to increase shareholder value.”

Results of operations for year ended December 31, 2024

Total revenue was $57.5 million compared to $64.7 million in 2023. The decline in revenue was primarily due to fewer originations and a reduction in the number of loans held for investment. Also, interest income, fee income from loans and other investment income was lower compared to 2023. Interest income in 2024 was $43.2 million compared to $49.3 million for 2023. On the other hand, income from partnership investments increased approximately 48.8%, year-over-year.

Total operating costs and expenses for 2024 were $75.3 million compared to $49.7 million in 2023. The change was primarily due to an increase of $21.3 million in provision for credit losses and a $1.9 million increase in general and administrative expenses. These increases were offset by lower interest and amortization expense of $1.4 million.

Net loss attributable to common shareholders for 2024 was $43.9 million, or $0.93 per share compared to net income attributable to common shareholders of $12.1 million, or $0.27 per share for 2023.

Balance Sheet

Total assets as of the year ended December 31, 2024 were $492.0 million compared to $620.9 million as of December 31, 2023. The change was primarily due to net reduction in loans held for investment by $130.5 million. Total liabilities as of December 31, 2024 were $310.3 million compared to $390.8 million as of December 31, 2023, with the primary decreases coming from the repayment of unsubordinated unsecured five year notes that matured in 2024, in the aggregate principal amount of $58.3 million, and the paydown of lines of credit balances in the aggregate amount of $21.8 million.

Total indebtedness at year-end was $301.2 million. This includes: $226.5 million of notes payable (net of $3.7 million of deferred financing costs) and $74.7 million aggregate outstanding principal amount of the amounts due under various credit facilities and the mortgage loan on the Company’s office building.

Total shareholders’ equity at year-end 2024 was $181.7 million compared to $230.1 million at year-end 2023. The change was primarily due to an operational total net loss for the year of $39.6 million and preferred and common stock dividends declared and paid of $15.7 million.

Dividends

Over the course of 2024, the Company paid an aggregate of $4.3 million in dividends to holders of its Series A Cumulative Redeemable Preferred Stock and $11.4 million to the holders of its common shares.

On February 24, 2025, the Company declared a dividend of $0.484375 per share on the Series A Preferred Stock, payable on March 31, 2025 to Series A Preferred Stock shareholders of record on March 15, 2025.

On March 6, 2025, the Company declared a quarterly dividend of $0.05 per common share payable to common shareholders of record on March 17, 2025. The dividend is expected to be paid March 31, 2025.

The Company currently operates and qualifies as a Real Estate Investment Trust (REIT) for federal income taxes and intends to continue to qualify and operate as a REIT. Under federal income tax rules, a REIT is required to distribute a minimum of 90% of taxable income each year to its shareholders, and the Company intends to comply with this requirement for the current year.

Investor Conference Webcast and Call

The Company is hosting a webcast and conference call Thursday, March 27, 2025 at 8:00 a.m. Eastern Time, to discuss in greater detail its financial results for the full year ended December 31, 2024. A webcast of the call may be accessed on the Company’s website at https://sachemcapitalcorp.com/investor-relations/events-and-presentations/default.aspx.

Interested parties can access the conference call via telephone by dialing toll free 877-704-4453 for U.S. callers or +1-201-389-0920 for international callers.

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Replay

The webcast will also be archived on the Company’s website and a telephone replay of the call will be available through Thursday, April 10, 2025, and can be accessed by dialing 1-844-512-2921 for U.S. callers or +1 412-317-6671 for international callers and by entering replay passcode: 13750432.

About Sachem Capital Corp

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. Such forward-looking statements are subject to several risks, uncertainties and assumptions as described in the Annual Report on Form 10-K for 2024 to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or before March 31, 2025. Because of these risks, uncertainties and assumptions, any forward-looking events and circumstances discussed in this press release may not occur. You should not rely upon forward-looking statements as predictions of future events. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by the Company in the context of these risks and uncertainties.

Investor & Media Contact:

Email: investors@sachemcapitalcorp.com

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SACHEM CAPITAL CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	Years Ended
	December 31,
	2024	2023
Assets	(unaudited)	(audited)
Cash and cash equivalents	$18,066	$12,598
Investment securities (at fair value)	1,517	37,776
Loans held for investment (net of deferred loan fees of $1,950 and $4,647)	375,041	494,588
Allowance for credit losses	(18,470)	(7,523)
Loans held for investments, net of allowances for credit losses	356,571	487,065
Loans held for sale (net, of valuation allowance of $4,880 and $0)	10,970	—
Interest and fees receivable, net	3,768	8,475
Due from borrowers, net	5,150	5,597
Real estate owned, net	18,574	3,462
Investments in limited liability companies	53,942	43,036
Investments in rental real estate, net	14,032	10,554
Property and equipment, net	3,222	3,373
Other assets	6,164	8,956
Total assets	$491,976	$620,892
Liabilities and Shareholders' Equity
Liabilities:
Notes payable (net of deferred financing costs of $3,713 and $6,048)	$226,526	$282,353
Repurchase agreements	33,708	26,461
Mortgage payable	1,002	1,081
Lines of credit	40,000	61,792
Accrued dividends payable	—	5,144
Accounts payable and accrued liabilities	4,377	2,322
Advances from borrowers	4,047	10,998
Below market lease intangible	665	665
Total liabilities	310,325	390,816
Commitments and Contingencies
Shareholders’ equity:
Preferred shares - $.001 par value; 5,000,000 shares authorized; 2,903,000 shares designated as Series A Preferred Stock; 2,306,748 and 2,029,923 shares of Series A Preferred Stock issued and outstanding at December 31, 2024 and December 31, 2023, respectively	2	2
Common stock - $.001 par value; 200,000,000 shares authorized; 46,965,306 and 46,765,483 issued and outstanding at December 31, 2024 and December 31, 2023, respectively	47	47
Additional paid-in capital	256,956	249,826
Accumulated other comprehensive income	—	316
Cumulative net earnings	35,518	75,089
Cumulative dividends paid	(110,872)	(95,204)
Total shareholders’ equity	181,651	230,076
Total liabilities and shareholders’ equity	$491,976	$620,892

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SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years Ended
	December 31,
	2024	2023
Revenues	(unaudited)	(audited)
Interest income from loans	$43,154	$49,265
Fee income from loans	8,594	10,699
Income from limited liability company investments	5,239	3,522
Other investment income	391	1,209
Other income	122	54
Total revenues	57,500	64,749

Operating expenses
Interest and amortization of deferred financing costs	27,798	29,190
Compensation and employee benefits	6,824	6,932
General and administrative expenses	6,841	4,955
Provision for credit losses related to available-for-sale debt securities	—	809
Provision for credit losses related to loans held for investment	26,928	5,588
Change in valuation allowance, loans held for sale	4,880	—
Impairment loss on real estate owned	492	794
(Gain) loss on sale of real estate and property and equipment, net	(439)	88
Other expenses	1,952	1,354
Total operating expenses	75,276	49,710
Operating (loss) income before other (loss) income	(17,776)	15,039

Other (loss) income
Gain on equity securities	178	860
Loss on sale of loans	(21,973)	—
Total other (loss) income, net	(21,795)	860
Net (loss) income	(39,571)	15,899
Preferred stock dividend	(4,304)	(3,795)
Net (loss) income attributable to common shareholders	$(43,875)	$12,104

Basic (loss) earnings per Common Share	$(0.93)	$0.27
Diluted (loss) earnings per Common Share	$(0.93)	$0.27
Basic weighted average Common Shares outstanding	47,413,012	44,244,988
Diluted weighted average Common Shares outstanding	47,413,012	44,244,988

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SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended
	December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)	(audited)
Net (loss) income	$(39,571)	$15,899
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of deferred financing costs	2,456	2,415
Depreciation expense	372	266
Write-off of other assets - pre-offering costs	—	477
Stock-based compensation	863	823
Provision for credit losses related to available-for-sale debt securities	—	809
Provision for credit losses related to loans held for investment	26,928	5,588
Change in valuation allowance, loans held for sale	4,880	—
Loss on sale of Loans	21,973	—
Impairment loss on real estate owned	492	794
(Gain) loss on sale of real estate and property and equipment, net	(439)	88
(Gain) on equity securities	(178)	(860)
Changes in operating assets and liabilities:
Interest and fees receivable, net	1,574	(2,285)
Other assets	2,656	(3,596)
Due from borrowers, net	(689)	(334)
Accounts payable and accrued liabilities	1,132	374
Deferred loan fees revenue	(2,697)	287
Advances from borrowers	(6,951)	1,106
Total adjustments and operating changes	52,372	5,952
NET CASH PROVIDED BY OPERATING ACTIVITIES	12,801	21,851

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities	(7,767)	(30,415)
Proceeds from the sale of investment securities	43,964	18,120
Purchase of interests in limited liability companies	(18,271)	(13,896)
Proceeds from limited liability companies returns of capital	7,310	1,661
Proceeds from sale of loans, net	36,122	—
Proceeds from sale of real estate owned	2,613	450
Acquisitions of and improvements to real estate owned	(510)	(229)
Proceeds from sale of property and equipment	—	1,299
Purchase of property and equipment	(203)	(784)
Improvements in investment in rental real estate	(3,496)	(10,845)
Principal disbursements for loans	(134,298)	(204,885)
Principal collections on loans	154,654	167,036
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	80,118	(72,488)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lines of credit	27,959	58,204
Repayments on lines of credit	(49,751)	—
Proceeds from repurchase agreements	19,055	14,028
Repayments of repurchase agreements	(11,808)	(30,100)
(Repayment of) proceeds from mortgage payable	(79)	331
Dividends paid on Common Shares	(16,507)	(21,933)
Dividends paid on Series A Preferred Stock	(4,304)	(3,795)
Proceeds from issuance of common shares, net of expenses	2,050	20,450
Repurchase of Common Shares	(1,489)	(226)
Proceeds from issuance of Series A Preferred Stock, net of expenses	5,706	2,563
Repayment of notes payable	(58,283)	—
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(87,451)	39,522

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,468	(11,115)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	12,598	23,713

CASH AND CASH EQUIVALENTS - END OF PERIOD	$18,066	$12,598

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